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                                                                   EXHIBIT 10.19


                                   EXHIBIT C

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement"), effective as of May 1, 1997, is entered into by and between PAUL D. JOSEPH (the "Employee") and RESERVE IRON & METAL LIMITED PARTNERSHIP, A Delaware limited partnership ("Reserve"), in consideration of, and upon, the terms and conditions set forth herein.

                                  I. Recitals

     1    Reserve is in the business of processing scrap metals and materials with its offices located in the State of Ohio (the "Business"). Employee is a founder and key employee of Reserve.

     2 Reserve recognizes that the Employee's contribution as a founder and employee has been substantial, and Reserve desires to assure the Employee's continued integral involvement in the development and growth of the Business through employment with Reserve on the terms set forth herein, and Employee is desirous of committing himself to serve Reserve and MTLM (as defined below) on the terms set forth herein.

     3    It is a material condition to the Purchase Agreement entered into
effective as of             , 1997, by and among Metal Management, Inc. a
Delaware corporation ("MTLM"); P. Joseph Iron & Metal, Inc., an Ohio Corporation and the sole general partner of Reserve ("P. Joseph Iron & Metal"); and Employee, Steven C. Joseph and Scott H. Joseph (the "Purchase Agreement") that the Employee enter into this Agreement.

     4    Reserve desires to obtain the services of the Employee, in the capacity described below, on the terms and conditions hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions.
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                           II.  Employment By Reserve

     Except as set forth below, Reserve does hereby employ, engage, and hire the Employee on a full-time basis, and the Employee does hereby accept and agrees to such full-time employment, engagement and hiring. The Employee's duties during the employment period shall be to serve as the Chief Executive Officer of Reserve or to serve in such other managerial capacity for Reserve as the Board of Directors of P. Joseph Iron & Metal (the "Board of Directors" or "Board") as the sole general partner of Reserve shall from time to time prescribe. Except as set forth below, the Employee will devote his full working time, energy and skill to the performance of his duties for Reserve and for the benefit of Reserve excepting only as expressly permitted in Article III below.

     Employee's services hereunder shall be performed in Ohio, (except for temporary out of town work from time to time in the ordinary course of business). Employee shall not be relocated except upon express written consent of Employee and upon such terms and conditions as Employee and Reserve may agree.

                             III.  Other Activities

     The Employee may continue to attend to its ownership interests in Reserve Recycling, Inc., Reserve F.T.L., Inc. and such other businesses in which it may have an interest as of the date of the Purchase Agreement, in the same manner and to the same extent as currently occurs.

     Notwithstanding the foregoing, Employee shall not directly or indirectly assist, participate nor otherwise engage in any other commercial activity (either within or outside of the United States) without the prior express written consent of Reserve and MTLM, which consent may be granted or withheld in their sole discretion.

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                       IV.  Board and Advisory Positions

     A.    On the closing of the purchase and sale of the equity securities of
P. Joseph Iron & Metal as contemplated in the Purchase Agreement (the "Effective Time" or "Closing Date"), Reserve agrees to cause the Board of Directors of MTLM to elect either Employee, Steven C. Joseph ("Steven") or Scott H. Joseph ("Scott") to the Board of Directors of Metal Management, to serve until the next election of the Board of Directors.

     B. On the Closing Date, P. Joseph Iron & Metal agrees to cause to be elected each of Employee, Steven and Scott to the Board of Directors of P. Joseph Iron & Metal to serve until the "Article IV Termination Date" as defined below. Four (4) additional Directors designated by Metal Management will be elected to the Board of Directors of P. Joseph Iron & Metal.

     C. Following the Closing Date and until the Article IV Termination Date, as long as either Gerard M. Jacobs or T. Benjamin Jennings are serving as executive officers of MTLM, Reserve agrees to cause MTLM to invite either Employee, Steven or Scott to attend meetings of the advisory group within MTLM to be known as the "Office of the President". Such invitee may participate in the "Office of the President" at the same time and in the same manner as other members of this advisory group. As presently contemplated, such advisory group is to be comprised of key regional executives of MTLM, and is to meet periodically with Gerard M. Jacobs and T. Benjamin Jennings to discuss business issues and strategies.

     D. The "Article IV Termination Date" shall mean the first to occur of any of the following:

          (i)  the termination of this Agreement;



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          (ii)     any event which would permit MTLM to terminate this Agreement for "cause" as defined in Article IX(B); or

          (iii) a sale of a controlling interest in Reserve by MTLM.

                             V.  Employment Period

     A. Initial Term - The Employee shall be employed by Reserve for the duties set forth in Article II above for a ten (10) year period, commencing as of the Closing Date and ending on the tenth anniversary thereof (the "Initial Term"), unless sooner terminated in accordance with the provisions of this Agreement. Thereafter, this Agreement shall automatically renew for an additional period of one (1) year on each subsequent anniversary of the Effective Time (each such one-year period is referred to as the "Renewal Term") unless either party gives written notice to the other to terminate this Agreement not less than ninety (90) days prior to the scheduled end of such Initial Term (or Renewal Term). The term "Initial Term" and the term "Renewal Term" are collectively referred to as the "Employment Period."

                               VI.  Compensation

     A. Base Salary - Reserve shall pay the Employee, and the Employee agrees to accept from Reserve, a base salary of $168,000 per year ("Base Salary") payable in weekly installments or at such other time or times as the Employee and Reserve shall agree. Such Base Salary will be reviewed at least once annually by the Board of Directors of P. Joseph Iron & Metal.

     B. Executive Bonus and Additional Compensation Plans - Employee shall be entitled to participate in all present and future bonus, incentive, stock option, stock purchase and other compensation plans during the Employment Period on a basis commensurate with his position as an executive officer of P. Joseph Iron & Metal and consistent with (but not necessarily exactly equal to)


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the top executive officers of P. Joseph Iron & Metal.  Notwithstanding the foregoing, Employee shall be entitled to a bonus ("Bonus") to be paid to Employee annually of a minimum guaranteed amount of 50% of Base Salary.

                                 VII.  Benefits

     The Employee shall be entitled to the fringe benefits Employee is currently receiving at Reserve as set forth on Schedule A attached hereto and the following fringe benefits:

     A. Insurance Coverage - Reserve shall provide Employee with medical insurance coverage for Employee and Employee's immediate family in accordance with the terms and conditions established from time to time in Reserve's insurance plan. Medical insurance benefits provided to Employee and his immediate family hereunder shall be no less than those previously provided to Employee by Reserve.

     B. Vacation - Employee shall be entitled to four (4) weeks paid vacation during each year, or such greater period as the Board of Directors of P. Joseph Iron & Metal determine, in addition to all paid holidays given by Reserve to its employees generally. Such vacation days to be taken at times mutually agreed upon by Employee and Reserve consistent with his duties hereunder and in accordance with Reserve's vacation policies and reasonable needs of the Employee and Reserve.

     C. Warrants - On the date of execution of the Agreement (the "Execution Date"), Employee will be issued two types of warrants to purchase shares of common stock of MTLM. The first type of warrant will be exercisable at $3.50 per share (subject to adjustment as provided in such warrant) and will expire, if not exercised, thirty (30) months after the Execution Date, subject to extension as provided in such warrant, (the "$3.50 Warrants"). Employee will be issued 420,000 of




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the $3.50 Warrants.  The second type of warrants will be exercisable at $4.00 per share (subject to adjustment as provided in such warrant) and will expire, if not exercised, sixty (60) months after the Execution Date, subject to extension as provided in such warrant, (the "$4.00 Warrants"). Employee will be issued 420,000 of the $4.00 Warrants. 105,000 of the $3.50 Warrants and 105,000 of the $4.00 Warrants will vest and be exercisable six (6) months following the Execution Date. 105,000 of the $3.50 Warrants and 105,000 of the $4.00 Warrants will vest and be exercisable twelve (12) months following the Execution Date. 105,000 of the $3.50 Warrants and 105,000 of the $4.00 Warrants will vest and be exercisable eighteen (18) months following the Execution Date. 105,000 of the $3.50 Warrants and 105,000 of the $4.00 Warrants will vest and be exercisable twenty-four (24) months following the Execution Date. Notwithstanding the foregoing, the terms and conditions of such warrants shall be set forth in the warrant, dated of even date herewith, issued by MTLM, which terms and conditions together with this Employment Agreement shall control Employee's rights with respect to such warrants. In connection with the issuance of the $3.50 Warrants and $4.50 Warrants, Employee hereby acknowledges and agrees to comply with the following:

     In the event that the Employee or its permitted transferee of the Warrant intends to sell any of the shares issued to Employee or such permitted transferee pursuant to exercise of any of Employee's Warrants, MTLM may require Employee to furnish MTLM with information in connection with the original filing, amending or supplementing of the registration statement, regarding the ownership and distribution of the shares as MTLM may from time to time reasonably request and Employee agrees to promptly supply MTLM with such information.

     Employee agrees that upon receipt of notice from MTLM (a "Blackout Notice") of (i) any request by the Securities and Exchange Commission (the "SEC") for amendment or supplement to



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a registration statement or for additional information; (ii) the issuance by the
SEC of any stop order suspending the effectiveness of the registration statement or initiating proceedings for that purpose; (iii) the receipt by MTLM of any notification with respect to the suspension of the qualification or exemption from qualification of any of the shares for sale or exchange in any jurisdiction of the United States or initiating proceedings for that purpose; (iv) the happening of any event that makes any statement of a material fact made in the registration statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or requires revisions to the registration statement or prospectus so that these documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading; or (v) the determination by MTLM that a post-effective amendment to the registration statement, or supplement to the prospectus would be appropriate, the Employee shall, or shall cause its permitted transferee to, immediately discontinue disposition of the shares covered by the registration statement and related prospectus until: (x) receipt by Employee of the supplemented or amended prospectus or (y) notice from MTLM that use of the prospectus may be resumed.

     D. Automobile Expenses - Employee shall receive a car allowance of $700.00 per month to cover expenses incurred by Employee pursuant to Employee's use of an automobile, plus a reasonable amount for gas, oil, and maintenance as a result of extraordinary trip expenses, if any, on Reserve business approved by Reserve, in an amount calculated in accordance with the "standard mileage rate" as established and adjusted by the Internal Revenue Service.

                            VIII.  Business Expenses



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     Reserve will reimburse the Employee for any and all necessary, customary and usual expenses, properly receipted in accordance with Reserve's policies applicable to all executive employees, incurred by the Employee on behalf of Reserve, including, but not limited to, reasonable expenses relating to meals and entertainment, and other professional expenses.

                                IX.  Termination

     The compensation and other benefits provided to the Employee pursuant to this Agreement, and the employment of the Employee by Reserve, shall be terminated prior to the expiration of the Initial Term or Renewal Term only as provided in this Article IX.

     A. Termination Due to Death or Disability - The Employee's obligations under this Agreement shall automatically terminate (i) upon the Employee's death, or (ii) if the Employee becomes "disabled" (as defined below), on the date such disability is determined. The Employee shall be considered to be "disabled" for purposes of this Article IX upon the earlier of (x) the end of a one hundred eighty (180) day period during which, by reason of physical or mental injury or disease, the Employee has been unable to perform substantially the Employee's usual and customary duties under this Agreement and (y) the date that a reputable physician selected by the Board of Directors of P. Joseph Iron & Metal to whom the Employee has no reasonable objection determines in writing that the Employee will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Employee's usual and customary duties under this Agreement for a period of at least one hundred eighty (180) days. If any question arises as to whether the Employee is disabled, upon reasonable request therefor by the Board of Directors of P. Joseph Iron & Metal, the Employee shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. The Board of Directors of P. Joseph Iron & Metal shall promptly


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give the Employee written notice of any such determination of the Employee's disability and of the decision of the Board of Directors of P. Joseph Iron & Metal to terminate the Employee's employment by reason thereof.

     B. Termination for Cause - Reserve may terminate this Agreement at any time during the Employment Period for "cause". The term "cause" as used herein shall mean:

          (i) the continued failure by the Employee to substantially perform his duties under this Agreement (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) after demand for substantial performance delivered by Reserve to the Employee in a writing that specifically identifies the manner in which Reserve believes the Employee has not substantially performed his duties and the Employee is given a reasonable opportunity to cure such failure;

          (ii) the conviction of the Employee of a felony charge involving moral turpitude, or the engagement by the Employee in misconduct relating to Reserve which is materially injurious to Reserve, monetarily or otherwise, including, but not limited to, sexual misconduct, fraud, theft, or embezzlement; or

          (iii) the intentional violation by the Employee of any material provision of this Agreement, which violation is not cured within twenty (20) days after written notice thereof by Reserve to the Employee, or within forty-eight (48) hours for a violation which is not capable of being cured.

     C. Termination Without Cause - Either Reserve or the Employee may terminate this Agreement without cause at any time during the Employment Period by providing the other with thirty (30) days' advance written notice of termination.

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     D.   Obligations of Reserve Upon Termination

          (i) Death, Disability or Termination by Employee: If the Employee's employment is terminated by reason of death or because he is disabled, or if the Agreement is terminated by Employee at any time for any reason after the date hereof and either Gerard M. Jacobs or T. Benjamin Jennings is Chief Executive Officer of MTLM, Reserve shall pay to the Employee (or his estate) 50% of the Employee's Base Salary in bi-monthly installments until the sooner of the end of the Initial Term (or Renewal Term, as the case may be), or one (1) year from such event, but in no event shall Employee or his estate be entitled to receive any Bonus or other fringe benefits following death or disability or termination by Employee.

     If the Employee's employment is terminated by reason of death or because he is disabled, or if the Agreement is terminated by Employee at any time for any reason and neither Gerard M. Jacobs nor T. Benjamin Jennings is Chief Executive Officer of MTLM, Reserve shall pay to Employee 100% of Employee's Base Salary in bi-monthly installments until the sooner of (a) the end of the Initial Term (or Renewal Term, as the case may be), or (b) two (2) years from such event, but in no event shall Employee be entitled to receive any Bonus or other fringe benefits following death or disability or termination by Employee.

          (ii) Cause: If the Employee's employment is terminated for cause, Employee shall receive none of the Base Salary remaining during the Initial Term and/or Renewal Term, nor shall Employee receive any Bonus or fringe benefits.

          (iii) Termination Without Cause by Reserve: In the event that this Agreement is terminated without cause by Reserve, (a) until the end of the Initial Term or Renewal Term, the Employee shall receive from Reserve and Reserve shall pay to the Employee (1) the Employee's entire



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Base Salary in bi-monthly installments and (2) the annual Bonus and (b) Reserve shall continue to provide all insurance coverage, fringe benefits and benefit plan participation provided to Employee as set forth above.


                           X.  Restrictive Covenants

     In order to assure that Reserve will realize the benefits of the Purchase Agreement and in consideration of the transactions set forth in this Agreement, Employee agrees that except as permitted in Article III hereof, he will not for a period of three (3) years from the later of the Effective Time or the date he ceases to be an employee of Reserve or an officer or director of P. Joseph Iron & Metal or MTLM:

          (a) directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity in the States of Ohio, Michigan, Indiana, Illinois or Pennsylvania which is directly in competition with the business conducted by Reserve at the Effective Time; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange, over-the-counter market or foreign exchange shall not be deemed, in and of itself, to violate the prohibitions of this Section;

          (b) directly or indirectly, (i) induce any person which is a customer of Reserve at the Effective Time to patronize any business directly or indirectly in competition with the business conducted by Reserve; (ii) canvass, solicit or accept from any person which is a customer of Reserve, any such competitive business, or (iii) request or advise any person which is a customer of Reserve at the Effective Time to withdraw, curtail or cancel any such customer's business with Reserve;



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          (c)  directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by Reserve at or within six (6) months prior to the Effective Time, or in any manner seek to induce any such person to leave his or her employment;

          (d) directly or indirectly, at any time following the Effective Time, in any way utilize, disclose, copy, reproduce or retain in his possession any of Reserve's proprietary rights or records, including, but not limited to, any of their customer lists.

     Employee acknowledges that the restrictions contained in this Section are reasonable in scope and duration and are necessary to protect Reserve after the Effective Time. If any provision of this Section as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability or this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section will cause irreparable damage to Reserve and upon breach of any provision of this Section, Reserve shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which Reserve may have (including, without limitation, the right to seek monetary damages). Anything in this Agreement to the contrary notwithstanding, the provisions of this Article X shall survive any termination of this Agreement or of Employee's obligations hereunder.



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                            XI.  General Provisions

     A. Assignment - This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other party, assign or transfer this Agreement or any rights or obligations hereunder.

     B. Governing Law - This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware.

     C. Entire Agreement - This Agreement embodies the entire agreement of the parties respecting the matters within its scope, supersedes any prior agreements concerning these matters and may be modified only in writing.

     D. Waiver - Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     E. Attorneys' Fees - The Employee and Reserve agree that in any arbitration or legal proceedings arising out of this Agreement the prevailing party shall be entitled to his or its reasonable attorneys' fees and costs of litigation in addition to any other relief granted.

     F. Severability - In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken. All portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect.



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Further, any court order striking any portion of this Agreement shall modify the stricken terms to give as much effect as possible to the intentions of the parties under this Agreement.

     G. Indemnification - Reserve shall indemnify and hold the Employee harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by the Employee in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) to which the Employee is made or is threatened to be made a party by reason of the fact that the Employee is or was an officer, director or employee in any capacity of Reserve or any of its affiliates or any employee benefit plan of Reserve or its affiliates, regardless of whether such action or proceeding is brought by or in the right of Reserve, to procure a judgment in its favor, or other than by or in the right of Reserve. The Employee shall not be entitled to indemnification for any judgments, fines, amounts paid or settlement or expenses arising out of any action or omission by the Employee which is determined, pursuant to a final, nonappealable order of any court of competent jurisdiction, to be grossly negligent, to constitute willful misconduct, or to be in violation of any law or regulation of the State of Delaware or the United States of America, unless such action or omission was taken or omitted in good faith (i) pursuant to a directive or policy of the Board of Directors of P. Joseph Iron & Metal or (ii) in the ordinary course of business. Notwithstanding anything to the contrary contained herein, Reserve's indemnification obligations hereunder shall terminate upon Reserve's lawful termination of this Agreement pursuant to
Article IX(B).

     H. Arbitration - All disputes or claims between Employee and Reserve relating to this Agreement shall be submitted for resolution exclusively to arbitration under the Commercial Rules of Arbitration of the American Arbitration Association in Cleveland, Ohio, no later than one (1) year

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from the date such claim arises.  As a condition precedent to any such arbitration, the parties shall first participate in non-binding mediation in Cleveland with costs shared between them.

     I. Remedies Not Exclusive - No remedy expressly provided in this Agreement shall limit the right of either party to avail itself or himself of any other remedy available to such party, at law or in equity.



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        IN WITNESS WHEREOF, Reserve has caused this Agreement to be executed by a duly authorized officer of P. Joseph Iron & Metal which is its sole general partner and the Employee has hereunto signed this Agreement as of the day first above written.

                                        "EMPLOYEE"


                                        ____________________________________
                                        Paul D. Joseph


                                        "RESERVE"

                                        Reserve Iron & Metal Limited
                                        Partnership, a Delaware limited
                                        partnership


                                        By:  P. Joseph Iron & Metal, Inc., an
                                             Ohio corporation and the sole
                                             general partner of Reserve Iron &
                                             Metal Limited Partnership


                                        By:  _________________


                                        Its: _________________










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